INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of March, 2000, between VANGUARD WELLINGTON FUND, a Delaware business trust (the "Fund"), and Wellington
Management Company, LLP, a Massachusetts limited liability partnership (the "Adviser").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund and the Adviser is willing to render such services;

         NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Fund hereby employs the Adviser as investment adviser, on the terms and conditions set forth herein, for the Fund. The Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer an investment program for the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with records concerning the activities of the Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. The Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Fund pursuant to written policies and procedures provided to the Adviser. The Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and the other Funds in the same Fund Group. The Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

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     4. COMPENSATION OF ADVISER.  For the services to be rendered by the Adviser as provided in this Agreement, the Fund will pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets for the quarter:

             .100% on the first $1 billion of net assets;
             .050% on the next $2 billion of net assets;
             .040% on the next $7 billion of net assets;
             .030% on the net assets of the Fund in excess of $10 billion.

     The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the Fund relative to the investment performance of the "Benchmark," of which 65% will comprise of the Standard and Poors 500 Composite Stock Price Index (the "Stock Index) and 35% will comprise the Lehman Brothers Corporate A or Better Bond Index (the "Bond Index"). The investment performance of the Fund will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Benchmark for the same time period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE OF THE        PERFORMANCE FEE ADJUSTMENT AS A
     FUND PORTFOLIO VS. BENCHMARK                PERCENTAGE OF BASIC FEE*
     ----------------------------                --------------------------

     Trails by -6% or more                       -0.30 x Basic Fee
     Trails by more than -3% up to -6%           -0.15 x Basic Fee
     Trails/exceeds from -3% through 3%           0.00 x Basic Fee
     Exceeds by more than 3% but less than 6%    +0.15 x Basic Fee
     Exceeds by 6% or more                       +0.30 x Basic Fee

     ----------------------------
     *For purposes of determining the fee adjustment calculation, the quarterly rate is applied against the net assets of the Fund averaged over the same time period for which the performance is measured.

     4.1. TRANSITION RULE FOR CALCULATING ADVISER'S COMPENSATION. The Benchmark will not be fully operable as the sole performance index used to determine the Adviser's Adjustment until the quarter ending February 28, 2003. Until that date, the Adviser's Adjustment will be determined by linking the investment performance of the Benchmark and that of the "Prior Benchmark," 65% of which

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will  comprise of the Stock  Index and 35% of which will  comprise of the Lehman
Brothers Long-Term Corporate AA or Better Bond Index (the "Prior Bond Index") as follows:

     1. QUARTER ENDING MAY 31, 2000. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the eleven quarters ending February 29, 2000, with that of the Benchmark for the quarter ending May 31, 2000.

     2. QUARTER ENDING AUGUST 31, 2000. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the ten quarters ending February 29, 2000, with that of the Benchmark for the two quarters ending August 31, 2000.

     3. QUARTER ENDING NOVEMBER 30, 2000. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the nine quarters ending February 29, 2000, with that of the Benchmark for the three quarters ending November 30, 2000.

     4. QUARTER ENDING FEBRUARY 28, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for eight quarters ending February 29, 2000, with that of the Benchmark for the four quarters ending February 28, 2001.

     5. QUARTER ENDING MAY 31, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the seven quarters ending February 29, 2000, with that of the Benchmark for the five quarter ending May 31, 2001.

     6. QUARTER ENDING AUGUST 31, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the six quarters ending February 29, 2000, with that of the Benchmark for the six quarter ending August 31, 2001.

     7. QUARTER ENDING NOVEMBER 30, 2001. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the five quarters ending February 29, 2000, with that of the Benchmark for the seven quarters ending November 30, 2001.

     8. QUARTER ENDING FEBRUARY 28, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for four quarters ending February 29, 2002, with that of the Benchmark for the eight quarters ending February 28, 2002.

     9. QUARTER ENDING MAY 31, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the three quarters ending February 29, 2000, with that of the Benchmark for the nine quarter ending May 31, 2002.

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     10.  QUARTER  ENDING  AUGUST 31, 2002.  The  Adviser's  Adjustment  will be determined by linking the investment performance of the Prior Benchmark for the two quarters ending February 29, 2000, with that of the Benchmark for the ten quarter ending August 31, 2002.

     11. QUARTER ENDING NOVEMBER 30, 2002. The Adviser's Adjustment will be determined by linking the investment performance of the Prior Benchmark for the one quarter ending February 29, 2000, with that of the Benchmark for the eleven quarters ending November 30, 2002.

     12. QUARTER ENDING FEBRUARY 28, 2003. The Benchmark is fully operable.

     4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

     1. FUND PERFORMANCE. The investment performance of the Fund for any period, expressed as a percentage of the Fund's net asset value per share at the beginning of the period will be the sum of: (i) the change in the Fund's net asset value per share during the period; (ii) the value of the Fund's cash distributions per share having an ex-dividend date occurring within the period;
(iii) the per share amount of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains.

     2. BENCHMARK AND INDEX PERFORMANCE.

     (a) BENCHMARK. The investment record of the Benchmark for any period, expressed as a percentage of the Benchmark at the beginning of such period, will be the sum of: (i) the change in the level of the Benchmark during the period;
(ii) the value of the interest accrued or paid on the bonds included in the Benchmark, assuming the reinvestment of such interest on a monthly basis.
Computations of the two components of the Benchmark will be made at the beginning of each quarter, based on the allocation set forth in this Agreement.

     i. STOCK INDEX. The investment record of the Stock Index for any period, expressed as a percentage of the Stock Index at the beginning of such period, will be the sum of: (i) the change in the level of the Stock Index during the period; (ii) the value, computed consistently with the Stock Index, of cash distributions having an ex-dividend date occurring within the period made by companies whose securities comprise the Stock Index.

     ii. BOND INDEX. The investment record of the Bond Index for the period, expressed as a percentage of the Bond Index at the beginning of such period, will be the sum of: (i) the change in the level of the Benchmark during the period; (ii) the value of the interest accrued or paid on the bonds included in the Benchmark, assuming the reinvestment of such interest on a monthly basis.

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     (b) PRIOR BENCHMARK.  The investment  record of the Prior Benchmark for any period will be computed in the same manner as that of the Benchmark; provided, however, that the Prior Bond Index will be substituted for the Bond Index.

     (c) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including information about changes in partners of the Adviser.

     6. COMPLIANCE. The Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Fund reasonably adopts and communicates to the Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     8. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement will become effective on March 1, 2000, and will continue in effect thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund.

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Any  notice  under  this  Agreement  will be given  in  writing,  addressed  and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ___ day of _______, 2000.


ATTEST:                             VANGUARD WELLINGTON FUND


      /S/ Melissa Nassar                  /S/ John J. Brennan
By ________________________         By ________________________________
                                         Chairman, CEO and President


ATTEST:                             WELLINGTON MANAGEMENT COMPANY, LLP.


      /S/ Sara Lou Sherman                /S/ John H. Gooch
By _________________________        By __________________________________